SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 30, 2005

Northern Growers, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50711	77-0589881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

48416 144th Street
P.O. Box 356
Big Stone City, South Dakota		57216
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 862-7902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)          Amendments to Operating Agreement.

(1)                                  On December 30, 2005, the registrant’s Board of Managers (the “Board”) amended the registrant’s Operating Agreement.  The amendments were made effective January 1, 2006 and amended the following provisions of the Operating Agreement:

i.	Article 1: Sections 1.14, 1.18 and 1.26
ii.	Article 3: Sections 3.1(a) and (b), 3.3 and 3.9
iii.	Article 4: Sections 4.1(b) and 4.3(d)
iv.	Article 5: Sections 5.1(a) and 5.2(d)
v.	Article 8: Section 8.1(d)
vi.	Article 10: Section 10.6

These sections were deleted and/or amended in their entirety and replaced by the provisions set forth in a third amended and restated operating agreement dated January 1, 2006, which is filed as Exhibit 3(ii)(a).

(2)                                  The amendments were made primarily to reflect two measures recently adopted by the registrant’s Board, both of which took effect on January 1, 2006. First, the Board eliminated the requirement that all members of the registrant deliver corn to the registrant as a condition to being or becoming a member. Second, the Board amended the registrant’s Capital Units Transfer System and Distribution and Allocation Policy from a trimester-based system and policy (i.e., three four-month periods) to a quarter-based system and policy (i.e., four three-month periods). Thus, any transfer of capital units between members or a member and a non-member in a particular quarter becomes effective on the first day of the quarter following the quarter in which the Board approves the transfer, provided however, the transfer complies with the Internal Revenue Code. Similarly, all distributions declared by the registrant are issued to members of record as of the last day of the quarter preceding the quarter in which the Board declared the distribution, as opposed to being issued to members of record as of the last day of the trimester preceding the trimester in which the Board declared the distribution.

Item 9.01.                                          Financial Statements and Exhibits.

(d) The following exhibits are filed pursuant to Item 601(b) of Regulation S-K.

Exhibit #	Description
3(ii)(a)	Third Amended and Restated Operating Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: January 4, 2006	By:	/s/ Robert Narem
Robert Narem, Chief Executive Officer